Exhibit 99.1


[GRAPHIC OMITTED]

CONTACT:                         -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                         The Equity Group Inc.
Robert K. Lifton                                Adam Prior       (212) 836-9606
Chairman & CEO
(212) 935-8484

         MEDIS TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END RESULTS

New York, NY - March 17, 2008 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the fourth quarter and year ended December 31, 2007. For the quarter ended December 31, 2007, the net loss attributable to common stockholders was $13,485,000, or $.41 per share, based on 33,794,827 weighted average common shares, compared to a net loss attributable to common stockholders of $6,753,000, or $.22 per share, based on 32,239,934 weighted average common shares for the quarter ended December 31, 2006. For the year ended December 31, 2007, the net loss attributable to common stockholders was $42,328,000, or $1.26 per share, based on 33,554,298 weighted average common shares, compared to a net loss attributable to common stockholders of $33,047,000, or $1.08 per share, based on 30,916,848 weighted average common shares for the year ended December 31, 2006. The net loss attributable to common stockholders was impacted by non-cash expenses related to the issuance of stock options, warrants and restricted stock of approximately $1,563,000 and $6,564,000, for the quarter and year ended December 31, 2007 respectively, compared to $1,406,000 and $2,999,000 for the quarter and year ended December 31, 2006. Further impacting the net loss attributable to common shareholders were dividends declared and paid on the Company's Series A cumulative convertible perpetual preferred stock of $1,042,000 and $4,128,000 in the quarter and year ended December 31, 2007, respectively. During the year ended December 31, 2006, the Company incurred interest costs aggregating $8,491,000 (including $8,266,000 as the value of shares issued in lieu of future interest payments) related to the April and May 2006 exchanges of its common stock for all $49,000,000 of its then outstanding senior convertible notes and interest costs of $1,001,000 prior to the exchange of such notes.

Commenting on the report, Robert K. Lifton, Chairman & CEO of Medis Technologies, stated, "Similar to our last quarter, we allocated significant resources to paying for our production facilities to manufacture our 24/7 Power Pack product in large quantities. These facilities are now operational. At the same time, we have increased inventories as we prepare for our sales programs. Resources were also allocated to qualifying our 24/7 Power Pack for production on our high volume line. As I will discuss more fully below, we have undertaken a fund raising program under which we have raised gross proceeds to date of approximately $28.9 million, pursuant to a $35 million universal shelf registration statement that we filed with the Securities Exchange Commission.

During this last year, we have completed the commercialization of our 24/7 Power Pack product. We have completed constructing, qualifying and validating the fully automated line and it is now in operation. We are in the process of establishing building blocks for an effective world wide distribution system and will continue to build on that effort. In this connection we are continuing our discussions regarding a strategic relationship with a first tier OEM. Achieving such a relationship could significantly influence our distribution program. Our goal is to reach every significant market for our 24/7 Power Pack in the developed countries and the emerging markets, as well as the military markets through a distribution system that is appropriate for each market. We have met the stringent standards for product safety and received Underwriters' Laboratories (UL) listing of our Power Pack coming off our automated production line. We have met the requirements needed to apply the CE mark, demonstrating that the Power Pack is compliant with the directives and standards required by the European Union. And, we have received a special permit from the US Department of Transportation allowing passengers and crew members to bring up to three Power Packs per person in the cabin of an airplane. In short, we have now completed the transition from primarily development activities for our 24/7 Power Pack to a commercial manufacturing enterprise.

It is worth remembering that when we started our fuel cell program in earnest at the beginning of the year 2000 and throughout this period, many companies, some very much larger and far more wealthy than we, attempted to develop a commercial fuel cell for portable devices. Yet, we stand alone today with the only such fuel cell product qualified for high volume production and certified for safety by leading safety and regulatory agencies in the US and the EEU. The obstacles we had to overcome to reach this point were daunting. We had to invent a new approach to fuel cell technology and to implement that invention to meet the requirements of size, weight, cost, safety and other attributes of a commercial product. We then had to invent the means of producing that product in large quantities, efficiently and at an acceptable cost, including developing third party suppliers for those components which we did not make in house. And we had to develop a marketing and distribution system for that product in the segmented world markets. Our belief that, of all the companies making the effort, we alone have reached this stage is a testament to the talents and dedication of our employees.

During this last year, we benefited from the acceleration of a technological revolution that creates an ever greater demand opportunity for power for portable devices - a demand that we believe many consumers will look to our 24/7 Power Pack to satisfy. This revolution is based on the ever increasing applications and capabilities being added to mobile devices.

For businesses and the enterprise market, these applications include sophisticated software like Windows Mobile and Symbian that allows the device user to access corporate applications and databases, effectively enabling the user to carry the office with him or her. For the consumer, these applications include access to the internet and social networking, sophisticated search capabilities, music and video together with the advertising that supports the delivery of free content to the mobile device user. As a result, the mobile device is becoming a lifeline to work, and to family and friends, both in developed countries and increasingly in the emerging markets like China and India

While the power demand of these devices has sharply increased, the lithium ion battery, which is the basic source of power for the devices, has not kept up. Indeed, batteries have experienced large scale safety recalls and challenges concerning their environmental impact. Some new devices, like the iPhone, have completely enclosed their batteries, providing the user no access to allow for their removal. In this context, we believe that our 24/7 Power Pack provides a solution for the business user and the consumer who want to keep their devices always available for use. Our 24/7 Power Pack is capable of charging a broad range of handheld devices - cell phones, smart phones, MP3 Players, handheld games and digital cameras.

And, what is becoming increasingly important to consumers, our 24/7 Power Pack is green, containing no deleterious metals that can pollute the earth, like mercury or cadmium. Also during this period, the number of device users has grown substantially. Mobile handset subscribers now number over 3 billion, with smart phones reaching some 185 million. The number of subscribers in China has reached some 500 million and in India about 230 million and are growing rapidly.

We are looking to develop next generation products based on our fuel cell technology platform. These include a next generation 24/7 Power Pack which promises to be smaller, lighter and more powerful; a 20 Watt refuelable fuel cell for the US military in partnership with General Dynamics; a refuelable fuel cell capable of charging laptop computers and a stationary fuel cell for backup emergency power for small office and home use and for servers. We expect that each of these products to be developed will use a solid fuel for which we have filed a patent application. We also believe that the solid fuel has the possibility of making a contribution to the development of a "hydrogen economy" by improving the ability to store, transport and deliver hydrogen in the form of a solid fuel rather than in the form of gas.

To accomplish all of this has taken the energy and commitment of every member of the Medis team. It has also required the use of capital resources. In our 10-K filing we have provided disclosure of our Equity Distribution Agreement with UBS Securities LLC, which provides for sales of our shares having an aggregate offering price of up to $35 million, pursuant to which we have sold to date 2,243,883 shares of our common stock for gross proceeds of approximately $28.9 million. We intend to complete the balance of this offering, equal to $6.1 million, during the next several months.

In order to carry out our programs, including satisfying our anticipated working capital needs and development of our second generation Power Pack and developing another production line for producing it, we are exploring a number of financing options including one which may include an offering of additional common shares. We will provide further information on that as it materializes.

Finally, let me note that on January 7, 2008, Cell Kinetics Ltd. completed an oversubscribed rights offering in which subscribers purchased an aggregate of 3,492,788 Cell Kinetics ordinary shares at the subscription price of $0.30 per share and subscribers also received four year warrants to purchase additional Cell Kinetics ordinary shares, at an exercise price of $0.60 per share, at the rate of one such warrant for every two ordinary shares purchased in the rights offering. On February 11, 2008, Cell Kinetics announced that it has received the ticker symbol of CKNTF for the quotation of its shares on the OTC Bulletin Board maintained by Nasdaq and, on March 12, 2008, Cell Kinetics announced that it has received the ticker symbol of CKNWF for the quotation of its four year warrants on the OTC Bulletin Board."

Management will also conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference.

To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=30115&c=MDTL&media key=7FD2A8F79422A68629B091E0175335AC&e=0. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies' primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis' majority-owned subsidiary, Cell Kinetics Ltd., is developing and will market a series of products, based on its Cell Carrier technology, under the "CKChip(TM)" trade name. The CKChip can accommodate up to 10,000 cells on individual wells for measuring reactions of living cells in a static state over time, using simple imaging methods such as fluorescence microscopy. Cell Kinetics has also invested in an early stage Israeli-based medical device company and intends to continue to source, vet and invest in early stage Israeli-based medical device technologies.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

                                       ###

                                (Table to follow)

      --------------------------------------------------------------------------
      MEDIS TECHNOLOGIES LTD.
      SUMMARY OF RESULTS
                                               December 31, 2007

      (In thousands, except loss per share)
      (See notes below)
      --------------------------------------------------------------------------


                 Statements of                            Three         Three
                 -------------                            Months        Months        Year          Year
                Operations Data                            Ended        Ended         Ended         Ended
                ---------------                          Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
                                                           2006          2007          2006          2007
                                                           ----          ----          ----          ----
                                                        (Unaudited)   (Unaudited)
                                                        ============ ============= ============= =============

Revenues                                                $       -    $       -     $      150    $       400
Cost of Revenues                                                -            -             98            249
                                                        ------------ ------------- ------------- -------------
Gross Profit                                                    -            -             52            151


R&D costs                                                   5,212        7,948         18,057         25,705
SG&A expenses                                               2,396        3,404          7,579         13,541
Amortization of intangible assets                              52           52            208            208
                                                        ------------ ------------- ------------- -------------
      Operating loss                                       (7,660)     (11,404)       (25,792)       (39,303)
Interest income (expenses), net                               907       (1,039)        (7,255)         1,103
                                                        ------------ ------------- ------------- -------------

      Net loss                                             (6,753)     (12,443)       (33,047)       (38,200)
Dividends on preferred stock                                    -       (1,042)             -         (4,128)
                                                        ------------ ------------- ------------- -------------
      Net loss attributable to common
        stockholders                                    $  (6,753)   $ (13,485)    $  (33,047)   $   (42,328)
                                                        ============ ============= ============= =============
Basic and diluted net loss per share                    $    (.22)   $    (.41)    $    (1.08)   $     (1.26)
                                                        ============ ============= ============= =============

Weighted-average common shares used in
computing basic and diluted net loss per
share                                                      32,240       33,795         30,917         33,554
                                                        ============ ============= ============= =============




                                       December 31,     December 31,
 Selected Condensed Balance Sheet          2006             2007
 ---------------------------------         ----             ----
               Data
               ----
                                     ----------------- ----------------

Cash and cash equivalents             $    51,803       $   16,626
Short-term investments                     30,504            1,160
Restricted cash and deposits                    -            5,700
Working capital                            79,201           27,725
Property, plant and equipment, net         27,318           61,703
Goodwill and intangible assets, net        58,461           58,253
Total assets                              177,608          157,233
Other long-term liabilities                 2,569            4,367
Series A preferred stock, net              53,240           53,240
Stockholders' equity                      110,436           91,751

NOTES

In November and December 2007, pursuant to a November 26, 2007 Equity Distribution Agreement with an investment banker (the "Agreement"), the Company sold an aggregate of 1,314,198 shares of its common stock for proceeds of approximately $17,692,000, less issuance costs aggregating approximately $871,000. Additionally, from January 1 through March 12, 2008, the Company sold an additional 929,685 shares of its common stock, pursuant to the Agreement, bringing the aggregate proceeds through March 12 to approximately $28,894,000, less issuance costs aggregating approximately $1,208,000.

The Company recorded non-cash expenses related to the issuance of stock options, warrants and restricted stock of approximately $1,563,000 and $6,564,000 during the quarter and year ended December 31, 2007, respectively, compared to $1,406,000 and $2,999,000 during the quarter and year ended December 31, 2006.

During the year ended December 31, 2006, the Company incurred interest costs aggregating $8,491,000 (including $8,266,000 as the value of shares issued in lieu of future interest payments) related to the April and May 2006 exchanges of its common stock for all $49,000,000 of its then outstanding senior convertible notes and interest costs of $1,001,000 prior to the exchange of such notes.

Financial information included in the Summary of Results has been derived from the Company's consolidated financial statements as of December 31, 2006 and 2007 and from unaudited quarterly financial data.

                                       ###